Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors InvenTrust Properties Corp.:

We consent (i) to the use of our report dated March 7, 2019, with respect to the consolidated balance sheets of InvenTrust Properties Corp. as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III, (ii) to the use of report dated October 31, 2019 with respect to the combined statement of revenues and certain operating expenses of Lakeside Winter Park and Lakeside Crossings for the year ended December 31, 2018, (iii) to the use of our report dated October 31, 2019 with respect to the statement of revenues and certain operating expenses of Southern Palm for the year ended December 31, 2018, and (iv) to the use of our report dated October 31, 2019 with respect to the statement of revenues and certain operating expenses of Eldorado Marketplace for the year ended December 31, 2018, and the related notes, all incorporated herein by reference and to the reference to our firm under the heading “Experts” in Post-Effective Amendment No. 1 to the registration statement on Form S-3 (No. 333-172862) of InvenTrust Properties Corp.

Our reports related to the statements of revenues and certain operating expenses referred to in (ii), (iii) and (iv) above refers to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

/s/ KPMG, LLP

Chicago, Illinois

November 1, 2019